Exhibit 99.1

FindEx.com Announces Sale of its Membership Plus Product Line

OMAHA, Neb.—October 24, 2007—FindEx.com, Inc. (OTC Bulletin Board: FIND) announced today the sale of its Membership Plus product line to ACS Technologies Group, Inc. of Florence, South Carolina for $1,675,000. The Membership Plus product line centers around church management software designed to serve the unique database, financial management and related productivity tool needs of churches, “para-church” organizations and ministries, and non-profit entities. The specific assets conveyed included, among others, underlying software source code, existing product inventories, online marketing channels, registered trade names, and accounts receivable.

Steven Malone, FindEx.com’s Chief Executive Officer commented, “We are excited to have completed the sale of Membership Plus. We see this as a first step in our repositioning FindEx into an online focused company and one that will allow us to target growth opportunities geared to a younger and more diverse customer base.”

ACS Technologies (www.acstechnologies.com) is the largest church management software company in the nation. Its CEO Hal Campbell said, “We are pleased to have been chosen by Steven and the FindEx.com management team as the preferred company best suited to continue serving the church and non-profit markets with Membership Plus.”

About FindEx.com, Inc.

FindEx.com, Inc. is focused on becoming the premier worldwide Bible study software provider. The company develops and publishes church and Bible study software products designed to simplify biblical research, streamline church office tasks, provide easy access to Bible-related stories, and enhance the user’s understanding of the Bible. The company’s one operating division called The Parsons Church Group was acquired in July 1999 from The Learning Company, a division of Mattel, Inc.

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Findex to be materially different from the statements made herein. Among others, these risks include but are not limited to the following: (i) limited liquidity and capital resources; (ii) serious business competition, (iii) fluctuations in operating results may result in unexpected reductions in revenue and stock price volatility; (iv) delays in product releases and introductions may result in unexpected reductions in revenue and stock price volatility, and (v) errors or defects in products may cause a loss of market acceptance and result in fewer sales. These, as well as other risks are described in the company’s annual report on Form 10-KSB for the year ended December 31, 2006.

Contact:

FindEx.com, Inc.
Kirk Rowland
(402) 333-1900
Email: qvnvst@quickverse.com